Megola Signs Distribution and Sales Agreement for the Hartindo Anti-Fire Product Line

POINT EDWARD, ON—(Marketwire - September 16, 2009) - Megola Inc. (PINKSHEETS: MGOA) announced that after a successful probation period, the signing of a Distribution and Sale Agency Agreement with New Fire Solutions, LLC (NFS) for the Hartindo line of Anti-Fire Products.

"Megola is very pleased to have expanded our distribution channel by bringing New Fire Solutions, LLC into the fold. Over the past several months, NFS has shown their potential to become a successful distribution group and we feel NFS, by utilizing their marketing and sales expertise, will be a great addition in coordinating our push into the fire inhibitor safety market," stated Joel Gardner, CEO of Megola Inc.

"New Fire Solutions, LLC is truly excited about this tremendous opportunity to commercialize the revolutionary Hartindo line of Fire Inhibitor and Fire Suppression products. We feel our extensive network of contacts will provide a strong complement to Megola and the Hartindo product line and are confident that this arrangement will prove to be extremely successful for both of our companies," stated Willard W. Brown Jr., President and CEO of New Fire Solutions LLC.

Highlights of the Agreement include, but are not limited to, the following:

Megola and NFS entered into a Memorandum of Understanding on April 6, 2009 whereby the following points and terms, among others were agreed to and which are now binding on both parties:

1.
NFS will become an Agent for the commercialization of the Hartindo Anti-Fire product line on behalf of Megola.  As an Agent, NFS will be provided with the authority and responsibility to coordinate all supporting activities necessary to facilitate the sales and distribution of the Hartindo product line in North America.

2.
This Agreement will remain in effect perpetually and shall be extended for all Hartindo products upon achieving the sales milestone of $2M in the first eighteen months immediately following the contract date and achieving 15% annual sales growth for 5 years thereafter.

3.
NFS will become an Agent for the commercialization of Hartindo anti-fire products on behalf of Megola and will manage the commercialization process inclusive of representative management, compensation, training, etc...including:

a.	Develop and provide marketing materials and strategies on an industry by industry basis
b.	Provide dedicated customer service representatives
c.	Provide engineering support for product development and testing
d.	Utilize a structured program management process from product inception through production release

About New Fire Solutions, LLC:

New Fire Solutions, LLC is a privately held firm based in New Jersey, USA. NFS has assembled several key individuals, all having an extensive network of business contacts from a wide range of industries and sectors which will focus on commercializing and distributing the Hartindo Anti-Fire product line in all markets from household to commercial to military applications.

For more information on New Fire Solutions, LLC, visit http://newfiresolutions.com

For more information on Hartindo products and Megola Inc. visit http://www.megola.com

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:
Megola Inc.
Daniel Gardner
1 888 558 6389
IRinfo@megola.com
http://www.megola.com